Exhibit 99.1

Cherokee Global Brands Reports Final Fourth Quarter and Full Year Fiscal 2017 Financial Results

•	Fiscal 2017 Consolidated revenues of $40.6 million
•	Fiscal 2017 Consolidated net loss of $7.9 million; non-GAAP net income of $7.4 million
•	Fiscal 2017 GAAP EPS of ($0.84); non-GAAP EPS of $0.78
•	Fiscal 2017 Adjusted EBITDA of $13.4 million
•	Q4 2017 Consolidated revenues of $15.0 million
•	Q4 2017 Consolidated net loss of $11.2 million; non-GAAP net income of $1.8 million
•	Q4 2017 GAAP EPS of ($0.97); non-GAAP EPS of $0.15
•	Q4 2017 Adjusted EBITDA of $2.9 million

SHERMAN OAKS, CA (May 18,  2017) — Cherokee Global Brands (NASDAQ:CHKE), a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands, today provided final financial results for the fourth quarter and fiscal year ended January 28, 2017.  The company filed its Annual Report on Form 10-K for the year ended January 28, 2017 today, including audited financial statements for all required periods.  The audited results differed from the results released on May 11, 2017 due to approximately $570,000 of additional expenses recorded in the Other Expense portion of the statement of operations for the year and quarter ended January 28, 2017.  The financial information in this release supersedes the information contained in the May 11, 2017 press release, which should no longer be relied upon.

Non-GAAP

Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Note Regarding Use of Non-GAAP Financial Measures”.  Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented in tabular form later in this release under the heading “GAAP to Non-GAAP Financial Metrics.”

2017 Fourth Quarter & Fiscal Year Financial Results

Consolidated revenues for the quarter, including the contribution from Hi-Tec, were $15.0 million.  On a year-over-year comparable basis, Cherokee Global Brand revenues, excluding Hi-Tec, were $7.2 million, a decrease of 8.8% from $7.8 million in the prior year period. The year-over-year decline is largely due to the decrease in North America revenues related to the Cherokee brand as the Company continues to transition to new wholesale licensees.  During the quarter, some of the decrease was offset by global revenue increases, particularly in South America, Europe, Japan and South Africa as the demand for Cherokee-branded products continues to grow.

Hi-Tec revenues totaled $7.8 million in the fourth quarter of fiscal 2017 and included $6.6 million in indirect product sales related to distribution and government contracts, as well as $1.2 million in licensing revenues stemming from new and existing licensing deals for the Hi-Tec portfolio of brands. Gross profit from Hi-Tec indirect product sales was $1.5 million, and is inclusive of $5.1 million in cost of goods sold.

Consolidated revenues for the year,  including the contribution from Hi-Tec, were $40.6 million.  On a year-over-year comparable basis, Cherokee Global Brand revenues, excluding Hi-Tec, were $32.8 million, compared with $34.7 million in the prior year. Cherokee-brand royalties earned by Target in fiscal 2017 were $10.5 million, a decrease of $4.4 million over the prior year.

GAAP selling, general and administrative expenses were $18.9 million in the fourth fiscal quarter of 2017, compared to $5.9 million in the prior-year period. SG&A expenses for fiscal 2017 totaled $38.9 million, compared with $21.3 million in the prior year.    The increase in SG&A for the fourth quarter and fiscal 2017 was primarily related to an increase in professional fees from legal and due diligence expenses associated with the Hi-Tec acquisition of $11.5 million and $15.3 million, respectively, and which includes restructuring and integration costs associated with the acquisition of Hi-Tec.

Non-GAAP SG&A  for the fourth quarter of fiscal 2017 was  $7.4 million, compared with $5.5 million, in the prior year period.    Non-GAAP SG&A for fiscal 2017 was $23.7 million, compared with $20.1 million, in the prior year period.

GAAP operating loss for the fourth quarter of fiscal 2017 totaled $9.0 million, compared with GAAP operating income of  $1.9 million in the prior-year period. GAAP operating loss for fiscal 2017 totaled $3.4 million, compared with GAAP operating income of $13.3 million in the prior year.

Non-GAAP operating income for the fourth quarter of fiscal 2017 was $2.5 million, or 16.5% of revenues, compared with  $2.3 million, or 29.9% of revenues, in the prior year period.

Adjusted EBITDA for the fourth quarter of fiscal 2017 was $2.9 million, compared to $2.7 million in the prior year period. Adjusted EBITDA for fiscal 2017 was $13.4 million, compared to $15.9 million in the in the prior year.

About Cherokee Inc.

Cherokee is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California®, Sideout®, Hi-Tec®,  Magnum®,  50 Peaks®,  Interceptor® and Flip Flop Shops®, a leading franchise retail chain, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license and franchise agreements with leading retailers and manufacturers that span over 110  countries in 12,000 retail locations and digital commerce.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Cherokee. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, risks that: the anticipated benefits of the Hi-Tec acquisition will not be achieved; global economic conditions and the financial condition of the apparel and retail industry and/or adverse changes in licensee or consumer acceptance of products bearing the Company’s brands may lead to reduced royalties; the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee®, Hi-Tec®, Magnum®, 50 Peaks®, Interceptor®, Carole Little®, Tony Hawk® and Hawk Brands®, Liz Lange®, Everyday California® and Sideout® branded products could cause our results to differ from our anticipations; the Company’s dependence on a select group of licensees for most of the Company’s revenues makes us susceptible to changes in those organizations; and the Company’s dependence on its key management personnel could leave us exposed to disruption on any termination of service. The risks included here are not exhaustive. Other risks and uncertainties are described in our annual report on Form 10-K filed on April 14, 2016, its periodic reports on Forms 10-Q and 8-K, and subsequent filings with the SEC we make from time to time, including the preliminary prospectus supplement that we filed in connection with the offering described herein. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP SG&A, non-GAAP operating income, EBITDA and non-GAAP net income, may be considered non-GAAP financial measures. Cherokee believes this information is useful to investors because it provides a basis for measuring the company’s available capital resources, the operating performance of its business and its cash flow, excluding expenses relating to professional fees from legal and due diligence for actual and potential acquisitions and business development related to the identification and establishment of new brand licensees that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP"). In addition, the company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP measures are described above and are reconciled to the corresponding GAAP measure in the condensed consolidated financial statements portion of this release under the headings “GAAP to Non-GAAP Financial Metrics“.

Investor Contact:

Cherokee Global Brands

Jason Boling, CFO

818-908-9868

Addo Investor Relations

Laura Bainbridge/Patricia Nir

310-829-5400

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)

	January 28,	January 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$8,378	$6,534
Receivables	21,873	7,365
Other receivables	3,292	—
Income taxes receivable	1,020	707
Inventory, net	1,567	—
Prepaid expenses and other current assets	5,010	425
Total current assets	41,140	15,031
Intangible assets, net	106,193	53,095
Goodwill	15,794	100
Deferred tax asset	—	1,136
Property and equipment, net	1,311	1,151
Other assets	1,578	35
Total assets	$166,016	$70,548
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$26,736	$2,195
Current portion of long term debt	1,241	8,456
Related party Ravich loan	3,896	—
Deferred revenue—current	7,015	479
Accrued compensation payable	935	891
Income taxes payable—current	347	—
Total current liabilities	40,170	12,021
Long term liabilities:
Deferred tax liability	7,718	—
Income taxes payable—non-current	3,041	—
Long term debt	41,595	15,068
Other non-current	1,174	1,388
Total liabilities	93,698	28,477
Commitments and Contingen
Stockholders’ Equity
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 12,951,284 shares issued and outstanding at January 28, 2017 and 8,720,012 issued and outstanding at January 30, 2016	259	174
Additional paid-in capital	66,612	27,822
Retained earnings	5,414	14,075
Accumulated other comprehensive income	33	—
Total stockholders’ equity	72,318	42,071
Total liabilities and stockholders’ equity	$166,016	$70,548

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

	Year Ended
	January 28,	January 30,	January 31,
	2017	2016	2015
Royalty revenues	$34,022	$34,654	$34,968
Indirect product sales	6,599	—	—
Total revenues	40,621	34,654	34,968
Cost of goods sold	5,083	—	—
Gross profit	35,538	34,654	34,968
Selling, general and administrative expenses	34,243	20,456	18,648
Amortization of intangible assets	912	882	932
Restructure charges	3,782	—	—
Operating (loss) income	(3,399)	13,316	15,388
Other income (expense):
Interest expense	(1,661)	(711)	(854)
Interest income and other income, net	391	186	—
Total other expense, net	(1,270)	(525)	(854)
(Loss) Income before income taxes	(4,669)	12,791	14,534
Income tax provision	3,258	4,358	4,714
Net (loss) income	$(7,927)	$8,433	$9,820
Net (loss) income per common share attributable to common stockholders:
Basic (loss) earnings per share	$(0.84)	$0.97	$1.17
Diluted (loss) earnings per share	$(0.84)	$0.95	$1.15
Weighted average common shares outstanding attributable to common stockholders:
Basic	9,424	8,674	8,429
Diluted	9,424	8,862	8,543
Dividends declared per common share	$0.00	$0.00	$0.10

CHEROKEE INC.

GAAP TO NON-GAAP FINANCIAL METRICS

Unaudited

(amounts in thousands, except percentages and per share amounts)

	Three months ended		Twelve months ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016
Royalty revenues	$8,376	$7,844	$34,022	$34,654
Indirect product sales	$6,599	$—	$6,599	$—
Total Revenues	$14,975	$7,844	$40,621	$34,654
Cost of goods sold	$(5,083)	$—	$(5,083)	$—
GAAP Gross profit	$9,892	$7,844	$35,538	$34,654

Selling, general and administrative expenses:
GAAP Selling, general and administrative expenses	18,888	5,930	38,937	21,338
Professional fees	11,466	433	15,280	1,234
Non-GAAP selling, general and administrative expenses	$7,422	$5,497	$23,657	$20,104
GAAP selling, general and administrative expenses as a percentage of total revenues	126%	76%	96%	62%
Non-GAAP selling, general and administrative expenses as a percentage of total revenues	50%	70%	58%	58%

Operating income:
GAAP Operating income (loss)	(8,996)	1,914	(3,399)	13,316
Professional fees	11,466	433	15,280	1,234
Non-GAAP Operating income	$2,470	$2,347	$11,881	$14,550
GAAP Operating income as a percentage of total revenues	−60%	24%	−8%	38%
Non-GAAP Operating income as a percentage of total revenues	16.5%	29.9%	29%	42%

Net income:
GAAP Net income (loss)	(11,153)	1,384	(7,927)	8,433
GAAP Tax Provision	1,323	—	3,258	—
Professional fees	11,466	433	15,280	1,234
Other expense	570	—	570	—
Tax	115	(109)	(3,778)	(421)
Non-GAAP Net income	$1,751	$1,708	$7,403	$9,246

GAAP Diluted earnings per share	$(0.97)	$0.16	$(0.84)	$0.95
Non-GAAP Diluted earnings per share	$0.15	$0.19	$0.78	$1.04

Weighted average diluted shares outstanding:	11,539	8,803	9,442	8,862

EBITDA:
GAAP Net Income (loss)	(11,153)	1,384	(7,927)	8,433
Interest and other expense	834	61	1,270	525
Tax Provision	1,323	469	3,258	4,358
Depreciation and amortization	407	375	1,483	1,329
EBITDA	(8,589)	2,289	(1,916)	14,645
Professional fees	11,466	433	15,280	1,234
Non-GAAP EBITDA	$2,877	$2,722	$13,364	$15,879
GAAP EBITDA as a percentage of total revenues	−57%	29%	−5%	42%
Non-GAAP EBITDA as a percentage of total revenues	19%	35%	33%	46%